Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Description of the Transaction

On May 13, 2022, 22nd Century Group, Inc. (the “Company”) entered into a Reorganization and Acquisition Agreement (the “Reorganization Agreement”) with GVB Biopharma (“GVB”). Under the terms of the Reorganization Agreement, the Company acquired substantially all of the assets of GVB’s business dedicated to hemp-based cannabinoid extraction, refinement, contract manufacturing and product development (the “Transaction”).

The aggregate consideration for the Transaction consisted of (i) the assumption of approximately $4.6 million of debt, (ii) the direct payment of certain third party transaction costs incurred by GVB in connection with the Transaction totaling approximately $1.7 million and (iii) the issuance to GVB of approximately 32,900,000 unregistered shares of common stock of the Company (the “Shares”), for total consideration of $53.4 million.

The Transaction was accounted for by applying the guidance under Accounting Standards Codification 805, Business Combinations (ASC 805). In accordance with ASC 805, the acquired assets and liabilities were recorded by the Company at estimated fair values as of May 13, 2022, the date the acquisition was completed. The following unaudited pro forma combined financial information and notes present the pro forma impact of the GVB acquisition on the Company’s historical results of operations for the year-ended December 31, 2022. The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are based on the best available information and certain estimates and assumptions. The acquisition method of accounting is dependent upon certain valuations and other procedures that have not been completed; therefore, there is not sufficient information to determine the final measurement.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the acquisition of GVB been consummated on the dates indicated, and do not purport to be indicative of the financial condition or results of operations as of any future date or for any future period. Our actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transaction accounting adjustments, as contemplated, and the pro forma adjustments give appropriate effect to those assumptions. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial data. Differences between these preliminary estimates and the final purchase accounting will occur during 2022 and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined Company’s future results of operations and financial position.

22nd CENTURY GROUP, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

For the year-ended December 31, 2022

(currency and share amounts in thousands, except per share amounts)

	Historical
	Year-Ended December 31, 2022
	22nd Century (unaudited)	GVB Biopharma (unaudited)	Pro forma adjustments		Pro forma combined (unaudited)
	(A)	(B)
Revenue	$62,111	$10,640	$-		$72,751
Cost of goods sold	$(60,946)	$(9,317)	$(4	)(C)	$(70,267)
Gross profit	$1,165	$1,323	$(4)		$2,484

Sales, general and administrative	$(44,575)	$(3,856)	$(11	)(C)	$(48,442)
Research and development	$(6,592)	$(64)	$-		$(6,656)
Other operating expenses, net	$(7,202)		$-		$(7,202)
Other income (expense):
Unrealized loss on investments	$(5)	$-	$-		$(5)
Realized (loss) gain on Panacea investment	$(2,789)				$(2,789)
Realized loss on short-term investment securities	$(366)	$-			$(366)
Other income, net	$71				$71
Interest income, net	$313	$-	$-		$313
Interest expense	$(353)	$(178)	$-		$(531)
Loss before income taxes	$(60,333)	$(2,775)	$(15)		$(63,123)
Benefit for income taxes	$848	$429	$(429	)(D)	$848
Net loss	$(59,485)	$(2,346)	$(444)		$(62,275)
Other comprehensive loss:
Unrealized loss on short-term investment securities	$(316)	$-	$-		$(316)
Foreign currency translation	$1				$1
Reclassification of realized losses to net loss	$366	$-			$366
Comprehensive loss	$(59,433)	$(2,346)	$(444)		$(62,223)

Net loss per common share - basic and diluted	$(0.29)				$(0.30)
Weighted average common shares outstanding - basic and diluted (in thousands)	204,825				204,825

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

22nd Century Group, Inc. and Subsidiaries

Notes to Pro Forma Condensed Combined Financial Statements

(in thousands, except price per share amounts)

Basis of Pro Forma Presentation

We derived the unaudited pro forma condensed combined financial information by applying pro forma adjustments to the consolidated financial statements for the Company and GVB for the year-ended December 31, 2022. The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements or any cost savings from operating efficiencies, synergies or other restructurings that could result from the acquisition. The unaudited pro forma condensed combined statement of operations and comprehensive loss for the year-ended December 31, 2022 gives pro forma effect to the GVB acquisition, as if the acquisition had been completed on January 1, 2021.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the acquisition of GVB been consummated on the dates indicated, and do not purport to be indicative of the financial condition or results of operations as of any future date or for any future period. Our actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

There were no material transactions between the Company and GVB during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying footnotes. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes to the consolidated financial statements of the Company and GVB for the applicable periods:

- historical consolidated financial statements of the Company as of December 31, 2022 and for the year-ended December 31, 2022 and the related notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 9, 2023; and

- the unaudited combined statements of income, cash flows and changes in equity of GVB for the three month periods ended March 31, 2021 and 2022, and the notes related thereto, filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K/A filed with the SEC on July 20, 2022.

Conforming Accounting Policies

The Company has completed its analysis of GVB’s accounting policies. The Company is not aware of any differences in accounting policies and no conforming adjustment has been made to the unaudited pro forma condensed combined financial statements.

Pro Forma Adjustments

(A)	Represents the Company's historical condensed combined statement of operations and comprehensive loss for the year-ended December 31, 2022, which includes GVB for the period from May 13, 2022 through December 31, 2022.

(B)	Represents the historical condensed combined statement of operations and comprehensive loss of GVB for the period from January 1, 2022 through May 13, 2022, the closing date of the Transaction. The results of GVB were included in the Company's consolidated operating results beginning May 13, 2022 through December 31, 2022 as outlined in (A).
(C)	Represents certain operations which were excluded from the Transaction. Cost of goods sold of $4 and Sales, general and administrative of $11 were excluded from the condensed combined statement of operations and comprehensive loss for the year-ended December 31, 2022.

(D)	Represents reversal of tax provision as the Company has historically been in a full valuation allowance and the net deferred tax liabilities arising primarily from acquired property, plant and equipment and identifiable intangible assets have been fully offset with valuation allowance release recorded in the historical results for the year-ended December 31, 2022. The Company has not finalized analyses under Internal Revenue Code §382 to determine the extent to which, if any, the Company and GVB qualify for limitations in use of historical net operating losses; therefore, this adjustment is subject to change pending final management analysis, with assistance of third-party tax specialists.